Exhibit 99.1

For Immediate Release

Contact: Edward Resch        Investors: Kelley MacDonald        Media: Hannah Grove

+1 617/664-1110                   +1 617/664-3477                      +1 617/664-3377

STATE STREET EXPECTS LOWER FIRST-QUARTER EPS

BOSTON, MA – March 20, 2003 – State Street Corporation (NYSE: STT) announced today that it expects reported earnings per share to be approximately $0.27-$0.29 in the first quarter of 2003. Reported results in 2003 will include State Street’s operating results of $0.45-$0.47; results from the first two months of the acquired Deutsche Bank GSS business, including related financing costs ($0.03); previously announced one-time charges associated with that acquisition ($0.07); and the previously announced one-time charge resulting from recently enacted Massachusetts REIT tax legislation ($0.08). Excluding the results of the corporate trust business, which was sold in 2002, State Street’s anticipated first-quarter operating earnings per share will represent a decline of 10%-13% versus the first quarter of 2002.

Revenue generation was lower than State Street’s expectations and expenses increased from the levels of the fourth quarter. State Street attributes its lowered revenue projections primarily to a compression of interest rate spreads, which have had a negative effect on both net interest and securities lending revenues. Also contributing to the revenue shortfall were a decline in equity market valuations and a larger-than-expected slowdown in cross-border investing.

Commenting on the announcement, David A. Spina, chairman and chief executive officer of State Street, said, “To address this adverse environment, we are systematically reducing spending during the second quarter to reflect the lower level of revenue. We are planning to implement operational efficiencies that involve system consolidations as well as staff reductions and delays in hiring. Meanwhile, we are maintaining spending required to support our clients’ needs and are continuing to invest in business initiatives that are essential to our strategy for long-term growth. We are strengthening our presence in Europe, expanding our investment servicing capabilities

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to meet the needs of hedge funds and wealth managers, and extending our considerable trading franchise to include equities.”

Spina continued, “Our integration of Deutsche Bank’s Global Securities Services business is on track. We will provide an update on our progress in April. Client conversions commenced immediately after the January 31 close of the acquisition, and our planned cost reductions are on schedule with the global integration blueprint we put into effect last month.”

Spina concluded, “Although first-quarter results will be below our expectations, we remain confident about our long-term strategy and outlook. Our unique focus on meeting the needs of sophisticated global investors, our leadership in this growing market and our solid financial position will enable us to remain relatively strong over the short term and to grow vigorously in the future.”

State Street Corporation will host a web-cast of its first-quarter earnings conference call on Tuesday, April 15, 2003, at 9:30 a.m. EDT, following the release of the company’s quarterly financial results. The call will be accessible on State Street’s investor relations home page, at www.statestreet.com/stockholder, and by telephone at +1 719/457-2625. Recorded replays of the earnings conference call will be available on the web site, and by telephone (+1 402/220-4230), beginning at 2:00 p.m. that day.

State Street Corporation (NYSE: STT) is the world’s leading specialist in providing sophisticated global investors with investment servicing and investment management. With $6.2 trillion in assets under custody and $763 billion in assets under management (as of December 31, 2002), State Street is headquartered in Boston, Massachusetts and operates in 21 countries and over 100 markets worldwide. For more information, visit State Street’s web site at www.statestreet.com or call 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 202/266-3340 outside those countries.

This news announcement contains forward-looking statements as defined by United States securities laws, including statements about the financial outlook. Those statements are based on current expectations and involve a number of risks and uncertainties, including those related to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, the pace of cross-border investment activity, changes in interest rates, the

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pace of worldwide economic growth and rates of inflation, the extent of volatility in currency markets, consolidations among clients and competitors, State Street’s business mix, the dynamics of markets State Street serves, and State Street’s success at integrating and converting acquisitions into its business. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street’s 2002 Annual Report and Form 10-K and subsequent SEC filings. State Street encourages investors to read the Corporation’s Annual Report and Form 10-K, particularly the section on factors that may affect financial results, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this press release speak only as of the date hereof, March 20, 2003, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

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